Exhibit 5.2
December 15, 2010
Board of Directors
HeartWare International Inc.
205 Newbury Street, Suite 101
Framingham, Massachusetts 01701
HeartWare International, Inc.
3.50% Convertible Senior Notes due 2017
Ladies and Gentlemen:
     We have acted as counsel to HeartWare International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company, subject to the terms and conditions set forth in the Underwriting Agreement dated December 9, 2010 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, as representative of the underwriters named in Annex A thereto (the “Underwriters”), of $143,750,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2017 (the “Notes”), which amount includes $18,750,000 principal amount of Notes sold under an option granted pursuant to Section 2 of the Underwriting Agreement. The Notes have been issued under an Indenture dated as of December 15, 2010 (the “Base Indenture”) between the Company and Wilmington Trust FSB, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 15, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes are convertible, subject to certain limitations and adjustments set forth in the Indenture, into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), cash or a combination of cash and Common Stock (the “Underlying Securities”).
     In that connection, we have reviewed originals or copies of the following documents:
          (a) The Base Indenture;
          (b) The First Supplemental Indenture; and
          (c) A specimen of the Notes.
     The documents described in clauses (a) through (c) are collectively referred to as the “Opinion Documents.”

          We have also reviewed the following:
     (a) The automatic shelf registration statement on Form S-3ASR (File No. 333-171054) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on December 9, 2010 (such automatically effective registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”);
     (b) The base prospectus, dated December 9, 2010 and forming a part of the Registration Statement with respect to the offering from time to time of common stock, preferred stock, debt securities, warrants and units of the Company generally, which was included as part of the Registration Statement at the time it was declared effective on December 9, 2010 (the “Base Prospectus”);
     (c) The preliminary prospectus supplement dated December 9, 2010, relating to the Notes (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as supplemented by the Preliminary Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated or deemed to be incorporated by reference therein, being hereinafter collectively referred to as the “Preliminary Prospectus”);
     (d) The final prospectus supplement dated December 9, 2010, relating to the Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated or deemed to be incorporated by reference therein, being hereinafter collectively referred to as the “Final Prospectus”); and
     (e) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
          In our review of the Opinion Documents and other documents, and otherwise for the purposes of this opinion, we have assumed:
     (a) The genuineness of all signatures.
     (b) The authenticity of the originals of the documents submitted to us.
     (c) The conformity to authentic originals of any documents submitted to us as copies.

     (d) As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.
     (e) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.
     (f) That:
     (i) The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
     (ii) The Company has power and authority to execute, deliver and perform the Opinion Documents to which it is a party.
     (iii) The execution, delivery and performance by the Company of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:
     (A) contravene its certificate or articles of incorporation, bylaws or other organizational documents;
     (B) violate any law, rule or regulation applicable to it; or
     (C) result in any conflict with or breach of any agreement or document binding on it.
     (iv) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
We have not independently established the validity of the foregoing assumptions.
          “Generally Applicable Law” means the federal law of the United States of America and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and paragraph 3 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the

Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
          Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
     1. The Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     2. The Notes, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
     3. The Underlying Securities issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.
     Our opinions expressed above are subject to the following qualifications:
          (a) Our opinions in paragraphs 1 and 2 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).
          (b) Our opinions in paragraphs 1 and 2 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless or whether considered in a proceeding in equity or at law). We express no opinion as to the validity, legally binding effect or enforceability of any provision in the Opinion Documents that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.
          (c) Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
          This opinion letter is rendered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.
          This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.
          We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated December 15, 2010. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ SHEARMAN & STERLING LLP
DC/IHS/SL/GL
RE